Exhibit 99.1

November 24, 2009

VIA EDGAR
RiskMetrics Group, Inc.
2099 Gaither Road
Rockville, MD 20850-4045

Re: Maxim Integrated Products, Inc.
Withhold Vote Recommendations - 2009 Annual Meeting of Shareholders

Dear Sirs:

We respectfully request that RiskMetrics re-consider and change its recommendation to withhold votes for Maxim's Compensation Committee members with respect to the implementation of an option exchange program in November 2008 in which certain underwater stock options were purchased for cash. At the time of the option repurchase transaction, virtually all of Maxim's stock options were significantly underwater and had no retentive value.

As a basis for our request, please consider the following facts and circumstances regarding our option exchange program, many of which are not contained in Maxim's public filings:

  Maxim's Chief Executive Officer and Chief Financial Officer personally met with Maxim's largest shareholders before the completion of the option repurchase transaction and an overwhelming majority expressed their support for it. The shareholders visited represented over 60% ownership of Maxim's common stock.
  Shareholder approval was not required by U.S. Securities and Exchange Commission (SEC) rules and regulations or by NASDAQ rules; Maxim's shareholder approved equity plan permitted the option repurchase transaction (without requiring additional shareholder approval).
  The amount offered and paid for underwater options was equal to the Black-Scholes value at the commencement of the transaction.
  Time was of the essence for two reasons (obtaining shareholder approval would have added at least 60 days to the process):
    Maxim believed that it was critical for employee morale and retention to complete the transaction in 2008.
    It allowed Maxim to complete the transaction when its stock price was at historical lows resulting in a lower cost to complete the transaction and to subsequently grant new equity awards to motivate and retain Maxim's valuable workforce for long-term shareholder value creation.
  Maxim had not made a company-wide option grant since November 2005, and the option repurchase transaction allowed Maxim to make a company-wide equity grant without needing to seek a share increase to its equity plan reserve (thereby minimizing dilution). Prior to Maxim's current request contained in its Proxy Statement for the 2009 Annual Meeting of Shareholders, Maxim had not requested an additional increase of shares for its employee equity plan since November 2005, thus reducing potential dilution during this period.

Maxim Integrated Products, Inc.
120 San Gabriel Drive
Sunnyvale, CA    94086
(408) 737-7600

  The option repurchase transaction significantly reduced potential share dilution or "overhang" as 38 million shares, or approximately 50% of options then outstanding, were returned in the option repurchase transaction.
  In January 2009, Maxim voluntarily retired 27 million shares from its equity plan reserve after completion of the option repurchase transaction.
  The option repurchase transaction supported the goal to reduce Maxim's stock-based compensation charges, which have declined from a peak of approximately $70 million to $27 million during the first fiscal quarter of 2010.
  The total amount paid by Maxim was $15.4 million, a relatively modest amount given Maxim's size and the importance of the transaction.
  Maxim sought to impose vesting on amounts paid; however, Maxim was not allowed to vest the amounts paid due to the SEC's "Prompt Payment Rule." For officers Maxim imposed vesting for 8 quarters.
  Outside members of the Board of Directors were not allowed to participate.
  The option repurchase transaction was reviewed and thoroughly discussed by Maxim's Board of Directors. Maxim's Board of Directors unanimously approved the transaction and concluded that it was in the best interest of shareholders.

We hope that you find this information persuasive in re-examining your withhold vote recommendations. We are available to discuss this matter in-person or by telephone conference to the extent you believe it would be useful. We look forward to hearing from you on this important matter.

Sincerely,

/s/ Tunç Doluca
Tunç Doluca
President and Chief Executive Officer